CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Insightful Solutions, Inc.
221 Sunny Ridge Lane
Minneapolis, MN  55422


We consent to the use in this Registration Statement on Form SB-2 of our reports, dated July 9, 2004 relating to the financial statements of Insightful Solutions, Inc. and to the reference of our firm under the heading "Experts."

/s/ Myslajek, Ltd.

Myslajek, Ltd.
1000 Shelard Parkway, Suite 620
St. Louis Park, MN  55426
July 9, 2004